Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
NON-CASH CHARGES TO BE TAKEN IN THE FOURTH QUARTER 2008

DENVER, COLORADO – January 28, 2009

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that it will incur non-cash charges during the fourth quarter 2008 associated with the impairment of three real estate development assets: two California properties and an investment in Casden Properties, LLC, which holds land and other development assets in Southern California.

In connection with the preparation of its annual financial statements, Aimco assessed the recoverability of its investment in its Lincoln Place property, located in Venice, California. Based upon the decline in land values in Southern California and the expected timing of the company’s redevelopment efforts, Aimco determined that the total carrying amount of the property was no longer probable of recovery and, accordingly, during the fourth quarter will recognize an impairment loss of $85.4 million, or $55.6 million, net of tax.

Similarly, Aimco assessed the recoverability of its investment in Treetops, a vacant property located in San Bruno, California, and determined that the carrying value for the property exceeds its estimated fair value. Accordingly, Aimco will recognize an impairment loss of $5.7 million for this property during the fourth quarter 2008.

As part of the March 2002 acquisition of Casden Properties, Inc., Aimco acquired a 20% passive interest in Casden Properties, LLC, an entity organized to re-entitle and develop land parcels in Southern California. In connection with preparation of its annual financial statements and as a result of the aforementioned decline in Southern California land values, Aimco has determined that its investment is not recoverable, and accordingly will recognize an impairment loss of $16.3 million, or $10.0 million, net of tax, during the fourth quarter 2008.

In addition to the impairment charges described above, on January 7, 2009, Aimco announced a fourth quarter pre-tax restructuring charge expected to range from $21.0 to $28.0 million, or $19.0 to $26.0 million, net of tax. In the aggregate, the restructuring and impairment charges will reduce fourth quarter 2008 Funds from Operations by $90.3 to $97.3 million, net of tax, or $0.72 to $0.77 per share, as adjusted for shares to be issued in connection with the special dividend to be paid on January 29, 2009.

This press release contains forward-looking statements, including statements regarding projected fourth quarter 2008 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond the control of Aimco. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 1,067 properties, including 178,083 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.